Exhibit 10.1

AGREEMENT

This AGREEMENT is made as of the 10th day of November, 2005 (the “Effective Date”), by and between Ventas, Inc., a Delaware corporation (the “Company”), and Robert J. Brehl (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ the Employee as its Chief Accounting Officer and Controller; and

WHEREAS, the Company and Employee have reached agreement concerning the terms and conditions of his employment and wish to formalize that agreement;

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements contained herein, and intending to be legally bound hereby, the Company and Employee agree as follows:

1. EMPLOYMENT. The Company hereby agrees to employ Employee and Employee hereby agrees to be employed by the Company on the terms and conditions herein set forth. Employee’s employment under this Agreement shall begin on January 3, 2006 (the “Commencement Date”).

2. DUTIES. The Company hereby employs Employee and Employee hereby accepts employment with the Company as Chief Accounting Officer and Controller. Employee shall have the title, status, responsibilities and duties of Chief Accounting Officer and Controller. Employee shall report to the Chief Financial Officer of the Company.

3. EXTENT OF SERVICES. So long as Employee is employed by the Company, Employee shall devote his working time, attention, labor, skill and energies to the business of the Company, and shall not be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage. Notwithstanding the preceding sentence, Employee shall be permitted, to the extent such activities do not adversely affect the ability of Employee to perform fully his duties and responsibilities under this Agreement, to serve on civic or charitable boards or committees.

4. COMPENSATION. As compensation for services rendered while employed by the Company, Employee shall receive:

(a) Base Salary. A base salary at a rate of one hundred ninety thousand dollars ($190,000) per year. Employee’s base salary shall be payable in equal installments in accordance with the Company’s normal payroll procedures. The term “Base Salary” for purposes of this Agreement shall refer to Employee’s base salary annualized, as same may be increased from time to time.

(b) Annual Bonus. In addition to Base Salary, for the calendar year 2006 and thereafter, Employee shall be eligible to receive an annual cash bonus (“Annual Bonus”) of up to fifty percent (50%) of Base Salary, as senior management of the Company may determine in its discretion.

(c) Engagement Compensation. Employee shall receive a one time equity grant on the Commencement Date comprised of 2,000 shares of restricted stock of the Company and 5,000 options to purchase stock in the Company, such stock and options to vest one third on the first anniversary date of the Commencement Date, one third on the second anniversary date of the Commencement Date and one third on the third anniversary date of the Commencement Date.

(d) Long Term Incentive. Senior management will recommend to the Executive Compensation Committee of the Board of Directors of the Company that Employee be eligible to participate in the Company’s applicable long term incentive compensation plan beginning with the 2007 calendar year; provided, however, Employee’s eligibility to participate shall be determined in the sole discretion of the Executive Compensation Committee.

5. BENEFITS.

(a) While employed by the Company, Employee shall be entitled to participate in any 401(k) plan, medical, dental, disability and group life insurance and fringe benefit plans from time to time in effect for employees generally of the Company in accordance with the terms and conditions thereof.

(b) While employed by the Company, Employee shall be entitled to three weeks of paid vacation in each calendar year in accordance with the Company’s vacation plan policy or program in effect from time to time, at a time or times mutually agreed between Employee and the Chief Financial Officer.

(c) While employed by the Company, Employee may incur reasonable business-related expenses including for promoting the business and expenses for entertainment, travel, cellular telephone and similar items related thereto. The Company shall reimburse Employee for all such reasonable expenses subject to the Company’s reimbursement procedures and policies regarding such expenses.

(d) While employed by the Company, Employee’s principal place of employment shall be the Company’s office in Louisville, Kentucky, provided, however, that Employee shall, as directed by the Company, travel from time to time to the Company’s office in Chicago, Illinois. The Company shall pay or promptly reimburse Employee for (y) reasonable travel expenses incurred by Employee to travel to and from the Chicago area and (z) reasonable expenses for temporary lodging incurred by Employee while in the Chicago area. Employee shall comply with the Company’s policies and procedures regarding the reporting and documentation for reimbursement of all such travel and lodging expenses.

6. TERMINATION OF EMPLOYMENT. The Company may terminate Employee’s employment at any time for any reason whatsoever or for no reason and with or without cause. Employee acknowledges and agrees that his employment with the Company is terminable at the will of the Company.

7. OBLIGATIONS OF THE COMPANY UPON TERMINATION.

(a) Following any termination of Employee’s employment hereunder for any reason whatsoever, the Company shall pay Employee the portion of his Base Salary that relates to the period through the date of termination, accrued vacation and reimbursable expenses incurred but not yet reimbursed through date of termination and all amounts owed to Employee pursuant to the terms and conditions of the benefit plans, programs and arrangements of the Company at the time such payments are due.

(b) If the Company shall terminate Employee’s employment other than for Cause (as defined below), subject to Employee’s execution and delivery to the Company of a general release of claims in form reasonably determined by the Company (the “Release”), the Company shall pay to Employee not later than the tenth (10th) business day after his execution and delivery of the Release, in cash in one lump sum, an amount equal to one-half of Employee’s Base Salary in effect on his date of termination.

8. CHANGE OF CONTROL.

(a) Provided Employee is then employed by the Company, if a Change of Control (as defined below) shall occur and within one hundred eighty (180) calendar days from the date of the occurrence of such Change of Control, the Company or Surviving Company (as defined below), as applicable, shall terminate Employee’s employment other than for Cause (as defined below) or the Employee shall terminate his employment for Good Reason (as defined below), subject to Employee’s execution and delivery of the Release and in addition to the benefits under Section 7(a) hereof and in place and stead of the payment under Section 7(b) hereof, Employee shall be paid no later than the tenth (10th) business day following the Employee’s execution and delivery of the Release, in cash in one lump sum, an amount equal to one-half of the Employee’s Base Salary in effect as of the date of the Change of Control.

(b) For purposes of all provisions of this Agreement, the term “Change of Control” shall mean any one or more of the following events:

(i) An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (having the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (“1934 Act”) and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d)), such that immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 under the 1934 Act) of 50% or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, that in determining whether a Change of Control has occurred, Voting Securities which are acquired in an acquisition by (x) the Company or any of its subsidiaries, (y) an employee benefit plan (or a trust forming a part thereof) maintained by the Company or any of its subsidiaries, or (z) any Person in connection with an acquisition referred to in the preceding clauses (x) or (y), shall not constitute an acquisition which would cause a Change of Control.

(ii) The individuals who, as of the Effective Date, constituted the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute over 50%

of the Board; provided, however, that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of over 50% of the Incumbent Board, such new director shall, for purposes of this Section 8(b)(ii), be considered as though such person were a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in the former Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.

(iii) Consummation of a merger, consolidation or reorganization involving the Company, unless each of the following events occurs in connection with such merger, consolidation or reorganization:

(A) the stockholders of the Company, immediately before such merger, consolidation or reorganization, have Beneficial Ownership, directly or indirectly immediately following such merger, consolidation or reorganization, of over 50% of the combined voting power of all voting securities of the corporation resulting from such merger or consolidation or reorganization (the “Surviving Company”) in substantially the same proportion as their Beneficial Ownership of the Voting Securities immediately before such merger, consolidation or reorganization;

(B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute over 50% of the members of the board of directors of the Surviving Company; and

(C) no Person (other than the Company, any of its subsidiaries, any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Company or any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of 50% or more of the then outstanding Voting Securities) has Beneficial Ownership of 50% or more of the combined voting power of the Surviving Company’s then outstanding voting securities.

(iv) The occurrence of a complete liquidation or dissolution of the Company.

(v) The occurrence of the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a subsidiary of the Company).

(vi) Any other event that the Board shall determine constitutes an effective change of control of the Company.

(vii) Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject

Person; provided that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such acquisition of Voting Securities by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the Voting Securities Beneficially Owned by the Subject Person, then a Change of Control shall occur.

(c) For purposes of this Agreement, “Cause” shall mean the Employee’s (i) indictment for, conviction of, or plea of nolo contendere to, any felony or a misdemeanor involving fraud, dishonesty or moral turpitude; (ii) willful or intentional material breach by Employee of his duties and responsibilities; (iii) willful or intentional material misconduct by Employee in the performance of his duties under this Agreement; or (iv) willful or intentional failure to comply with any lawful instruction or directive of senior management of the Company.

(d) For purposes of this Agreement, “Good Reason” shall exist upon the occurrence, without Employee’s express written consent, of any of the following events:

(i) a material diminution in Employee’s position, authority or duties (including the assignment to Employee of any duties materially and adversely inconsistent with Employee’s position, authority or duties hereunder), excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Employee;

(ii) the Company shall materially reduce (other than pursuant to a uniform reduction applicable to other similarly situated employees of the Company) the Base Salary or bonus opportunity of Employee;

(iii) the Company shall relocate the Employee’s principal place of employment, subject to Section 5(d) hereof, or the Company’s Louisville, Kentucky business office to any location more than 75 miles from its location on the Effective Date; or

(iv) the failure of the Company to obtain the assumption of this Agreement as contemplated by Section 11(c);

which in each case is not cured within thirty (30) days after written notice from Employee to the Company setting forth in reasonable detail the facts and circumstances claimed to constitute Good Reason and affording an opportunity to cure. Any termination of employment by the Employee for Good Reason shall be communicated to the Company by written notice in accordance with this Agreement. The passage of time not in excess of 12 months after the Employee has actual knowledge of an act or omission which constitutes Good Reason prior to delivery of written notice of termination or a failure by the Employee to include in such written notice any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Employee under this Agreement or preclude the Employee from asserting such fact or circumstance in enforcing rights under this Agreement.

9. RESTRICTIVE COVENANTS.

(a) Confidentiality.

(i) Employee shall not, unless written permission is granted by the Company, disclose to or communicate in any manner with the press or any other media about his employment with the Company, the terms of this Agreement, the termination of his employment with the Company, the Company’s businesses or affairs, the Company’s officers, directors, employees and/or consultants, or any matter related to any of the foregoing.

(ii) Employee acknowledges that it is the policy of the Company and its subsidiaries to maintain as secret and confidential all valuable and unique information and techniques acquired, developed or used by the Company and its subsidiaries relating to their business, operations, actual or potential products, strategies, potential liabilities, employees, tenants, proposed or prospective tenants, business partners and customers, (including without limitation information protected by the Company’s attorney/client, work product, or tax advisor/audit privileges; tax matters and information; financial analysis models; the Company’s strategic plans; negotiations with third parties; methods, policies, processes, formulas, techniques, know-how and other knowledge; trade practices, trade secrets, or financial matters; lists of customers or customers’ purchases; lists of suppliers, manufacturers, representatives, or other distributors; lists of and information about tenants and customers; requirements for systems, programs, machines, or their equipment; information regarding the Company’s bank accounts, credit agreement or financial projections information; information regarding the Company’s directors or officers or their personal affairs) which gives the Company and its subsidiaries a competitive advantage in the businesses in which the Company and its subsidiaries are engaged (“Confidential Information”). “Confidential Information” shall not include information that (A) is or becomes generally available to the public other than as a result of a disclosure by Employee in violation of this Agreement, (B) was available to Employee on a non-confidential basis prior to the date hereof, or (C) is compelled or required to be disclosed by any law, regulation or order of a court or governmental agency, provided that prior written notice is given to the Company and Employee cooperates with the Company in any efforts by the Company to limit the scope of such obligation and/or to obtain confidential treatment of any material disclosed pursuant to such obligation. Employee recognizes that all such Confidential Information is the sole and exclusive property of the Company and its subsidiaries, and that disclosure of Confidential Information would cause damage to the Company and its subsidiaries. Employee shall not disclose, directly or indirectly, any Confidential Information obtained during his employment with the Company, and will take all necessary precautions to prevent disclosure, to any unauthorized individual or entity inside or outside the Company, and will not use the Confidential Information or permit its use for the benefit of Employee or other third party other than the Company. These obligations shall continue for so long as the Confidential Information remains Confidential Information.

(b) Nonsolicitation, Noninterference, Noncompetition. Employee shall not during his employment with the Company, and during the six-month period after the termination of Employee’s employment with the Company for any reason (the “Restricted Period”), either directly or indirectly (through another business or person) engage in or facilitate any of the following activities anywhere in the United States:

(i) hiring, recruiting, engaging as a consultant or adviser, employing or attempting or soliciting to hire, recruit or employ any person employed by the Company or any subsidiary of the Company, or causing or attempting to cause any third party to do any of the foregoing; nothing in this Section (i) shall, however, restrict Employee from general employment advertising on a broad basis not targeted at or designed for any such employee;

(ii) causing or attempting to cause any person employed at any time during the Restricted Period by the Company or any subsidiary of the Company to terminate his or his relationship with the Company or any subsidiary;

(iii) soliciting, enticing away, or endeavoring to entice away from the Company or any subsidiary of the Company, or otherwise interfering with any employee, customer, tenant, financial partner, vendor, supplier or other similar business relation, who at any time during the Restricted Period, to the Employee’s knowledge, maintained a material business relationship with the Company or any subsidiary of the Company or with whom the Company is targeting for a material business relationship or is engaged in discussions with to commence a material business relationship at the time of the Employee’s termination of employment with the Company; or

(iv) performing services as an employee, director, officer, consultant, independent contractor or advisor; or investing in, whether in the form of equity or debt, owning any interest or otherwise having an ownership or other interest or a connection to any healthcare REIT (real estate investment trust), or any person which owns in excess of five percent of the issued and outstanding equity interest of a healthcare REIT, or any other company, entity or person that directly and materially competes with the Company anywhere in the United States. Nothing in this Section (iv) shall, however, restrict Employee from performing services for financial institutions or an investment banking firm, making an investment in and owning the common stock of any company whose stock is listed on a national exchange or traded on NASDAQ, or performing services as an employee, director, officer, consultant, independent contractor or advisor in a healthcare operating company position such as a nursing facility operator.

(c) Other Prohibited Activities. Employee acknowledges that his position at the Company provides him with access to highly sensitive information concerning the Company’s principal lessees and their affiliates and leases to such lessee and their affiliates which are critical to the Company’s ability to effectively function and to the properties to be purchased by the Company, and that if Employee were to provide services for such principal lessees and/or their affiliates such services would cause irreparable damages to the Company. Employee shall not during the Restricted Period, either directly or indirectly (through another business or person) engage in or facilitate any of the following activities anywhere in the United States or in any location outside the United States where the Company conducts or plans to conduct business: performing services as an employee, director, officer, consultant, independent contractor or advisor, or investing in, whether in the form of equity or debt, or otherwise having an ownership or other interest in Kindred Healthcare, Inc., Brookdale Living Communities, Inc. or any of their respective parent, sister, subsidiary or affiliated entities in any manner and any successor of any of the foregoing, including without limitation as an owner, principal, partner, officer, director, stockholder, employee, consultant, contractor, agent, broker, representative or otherwise.

(d) Non-Disparagement.

(i) Except as may be required by rules adopted by the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002 or other comparable professional ethical obligations, Employee agrees not to make, or cause to be made, any statement, observation or opinion, or communicate any information (whether oral or written, directly or indirectly) that (A) accuses or implies that the Company and/or any of its affiliates, together with their respective present or former officers, directors, partners, stockholders, employees and agents, and each of their predecessors, successors and assigns, engaged in any wrongful, unlawful, unethical or improper conduct, whether relating to Employee’s employment (or termination thereof), the business or operations of the Company, or otherwise; or (B) disparages, impugns or in any way reflects adversely upon the business, good will, products, business opportunities, competency, character, behavior or reputation of the Company and/or any of its affiliates, together with their respective present or former officers, directors, partners, stockholders, employees and agents, and each of their predecessors, successors and assigns.

(ii) Nothing herein shall be deemed to preclude Employee or the Company from providing truthful testimony or information pursuant to subpoena, court or other similar legal process or proceedings or otherwise complying with any applicable law or regulation.

(e) New Employer. Employee shall provide the terms and conditions of this Section 9 to any prospective new employer or new employer and shall permit the Company to contact any such company, entity or individual to confirm Employee’s compliance with this Section 9 and shall provide the Company with such information as it reasonably requests to allow such inquiry.

(f) Reasonableness of Restrictive Covenants.

(i) Employee acknowledges that the covenants contained in this Section 9 are reasonable in the scope of the activities restricted, the geographic area covered by the restrictions, and the duration of the restrictions, and that such covenants are reasonably necessary to protect the Company’s legitimate interests in its confidential Information, its reputation, and in its relationships with its employees, customers, and suppliers.

(ii) The Company has, and the Employee has had an opportunity to, consult with their respective legal counsel and to be advised concerning the reasonableness and propriety of such covenants. Employee acknowledges that his observance of the covenants contained herein will not deprive Employee of the ability to earn a livelihood or to support his dependents.

(g) Right to Injunction. In recognition of the confidential nature of the Confidential Information, and in recognition of the necessity of the limited restrictions imposed by Section 9, Employee and the Company agree that it would be impossible to measure solely in money the damages which the Company would suffer if Employee were to breach any of his obligations hereunder. Employee acknowledges that any breach of any provision of this Agreement would irreparably injure the Company. Accordingly, Employee agrees that if he breaches any of the provisions of Section 9, the Company shall be entitled, in addition to any other remedies to which the Company may be entitled under this Agreement or otherwise, to an injunction to be issued by a court of competent jurisdiction, to restrain any breach, or threatened breach, of any provision of Section 9, and Employee hereby waives any right to assert any claim or defense that the Company has an adequate remedy at law for any such breach.

(h) Assistance. During the one hundred eighty (180) calendar days following a termination of Employee’s employment with the Company, Employee shall from time to time provide the Company with such reasonable assistance and cooperation as the Company may reasonably from time to time request in connection with any financial and business issues, investigation, claim, dispute, judicial, legislative, administrative or arbitral proceeding, or litigation (any of the foregoing, a “Proceeding”) arising out of matters within the knowledge of Employee and related to his position as an employee of the Company. Such assistance and cooperation shall include providing information, declarations or statements to the Company, signing documents, meeting with attorneys or other representatives of the Company, and preparing for and giving truthful testimony in connection with any Proceeding or related deposition. Employee shall agree to also make himself available to assist the Company with transition of Employee’s duties to his successor and addressing ongoing issues and problems. In any such instance, Employee shall provide such assistance and cooperation at times and in places mutually convenient for the Company and Employee and which do not unreasonably interfere with Employee’s business or personal activities. If and to the extent that the Company shall require Employee to render assistance pursuant to this Section 9(h), the Company shall pay the Employee $100 per hour for such services. The Company shall reimburse Employee’s reasonable out-of-pocket costs and expenses in connection with such assistance and cooperation upon Employee’s written request in such form and containing such information as the Company shall reasonably request.

10. DISPUTES. Any dispute or controversy arising under, out of, or in connection with this Agreement shall, at the election and upon written demand of the Company, be finally determined and settled by binding arbitration in the City of Louisville, Kentucky, in accordance with the commercial arbitration rules and procedures of JAMS, and judgment upon the award may be entered in any court having jurisdiction thereof. Each party shall bear its own costs, legal fees and other expenses respecting such arbitration; provided, however, if one party shall prevail in the claims in such arbitration, the non-prevailing party shall pay the prevailing party’s costs, legal fees and other expenses respecting such arbitration.

11. SUCCESSORS.

(a) This Agreement is personal to Employee and without the prior written consent of the Company shall not be assignable by Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Employee’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, or any business of the Company for which Employee’s services are principally performed, to assume expressly, absolutely and unconditionally and agree to perform this

Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

12. OTHER SEVERANCE BENEFITS. Employee hereby agrees that in consideration for and subject to the receipt of the payments to be received under this Agreement, Employee waives any and all rights to any payments or benefits under any other plans, programs, contracts or arrangements of the Company or their respective affiliates that provide for severance payments or benefits except for the specific payments provided for in this Agreement and except as may be provided for in equity grants to the Employee under any equity compensation plan or program of the Company.

13. WITHHOLDING. The Company may withhold all applicable required federal, state, local and other employment, income and other taxes from any and all payments to be made pursuant to this Agreement.

14. NO MITIGATION. Employee shall have no duty to mitigate his damages by seeking other employment and, should Employee actually receive compensation from any such other employment, the payments required hereunder, shall not be reduced or offset by any such compensation except that the benefits provided pursuant to Section 8(a)(ii) shall cease as provided by Section 8(a)(ii), to the extent Employee receives similar benefits from a subsequent employer.

15. NOTICES. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given and effective when delivered by telephone facsimile transmission personal or overnight couriers, or registered mail, in each case with confirmation of receipt, prepaid and addressed as follows:

If to Employee:

Mr. Robert J. Brehl

at the most recent address on file with the Company

If to Company:

Ventas, Inc.

10350 Ormsby Park Place, Suite 300

Louisville, KY 40223

Attn: General Counsel

Either party may change its specified address by giving notice in writing to the other in accordance with the foregoing method.

16. WAIVER OF BREACH AND SEVERABILITY. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by either party. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision, which other provision shall remain in full force and effect. In the event any provision of this Agreement is found to be invalid or unenforceable, it may be severed from the Agreement and the remaining provisions of the Agreement shall continue to be binding and effective.

17. ENTIRE AGREEMENT; AMENDMENT. This instrument contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements (including all agreements, letters and term sheets from the Company regarding Employee’s employment), promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral, with respect to the subject matter hereof. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Employee and the Company.

18. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Kentucky.

19. HEADINGS. The headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

20. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

VENTAS, INC.

By:	/s/ Richard A. Schweinhart
Title:	SVP & CFO

EMPLOYEE:

/s/ Robert J. Brehl
Robert J. Brehl